Exhibit 99.2

For Immediate Release

Investor Contacts:	Media Contact:
Jennifer Driscoll	Lisa Hawks
(612) 291-6110	(612) 291-6150
jennifer.driscoll@bestbuy.com	lisa.hawks@bestbuy.com
Shannon Burns
(612) 291-6126
shannon.burns@bestbuy.com

Best Buy Reports First-Quarter Earnings
From Continuing Operations of $69 Million,
or 21 Cents Per Diluted Share

Company expects second-quarter diluted EPS from continuing operations of 27 to 32 cents, compared with 24 cents in the prior year’s quarter

First-Quarter Performance Summary ($ in millions, except per share amounts)	First Quarter Ended
	5/31/03	6/1/02
Revenue	$4,668	$4,202
Comparable store sales % change(1)	2.2%	6.5%
Gross profit as a % of revenue	25.4%	25.7%
SG&A as a % of revenue	22.9%	22.6%
Operating income as a % of revenue	2.4%	3.1%
Diluted EPS – continuing operations	$0.21	$0.24
Diluted EPS	$(0.08)	$(1.02)

Note: All periods presented reflect the classification of Musicland’s financial results as discontinued operations.

(1) Includes revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition. The calculation of the comparable store sales change excludes Musicland revenue, which is included in discontinued operations.

MINNEAPOLIS, June 18, 2003 — Best Buy Co., Inc. (NYSE: BBY) today reported earnings from continuing operations of $69 million, or 21 cents per diluted share, for the quarter ended May 31, 2003, compared to $79 million, or 24 cents per diluted share, for the quarter ended June 1, 2002.

“Earnings from continuing operations came in above our expectations, after the war in Iraq ended and increased consumer confidence during the quarter sent more shoppers to our stores and to our Web sites,” said Brad Anderson, vice chairman & CEO. “The mid-single-digit gain in comparable store sales we enjoyed in May boosts our confidence in the sales outlook for our fiscal second quarter and for the rest of our fiscal year.”

As reported on June 5, revenue from continuing operations for the first quarter of fiscal 2004 increased 11 percent to $4.67 billion, driven by the addition of 79 new stores in the past 12 months and a comparable store sales gain of 2.2 percent.

The gross profit rate for continuing operations was 25.4 percent of revenue in the first quarter, down by 0.3 percent of revenue compared with the first quarter of fiscal 2003. An increase in promotional activity at U.S. Best Buy stores contributed to the decline. The SG&A expense rate for continuing operations was 22.9 percent of revenue for the first quarter, compared with 22.6 percent of revenue for the first quarter of fiscal 2003. The increase in the SG&A expense rate was driven by incremental depreciation costs related to investments to support strategic growth initiatives, one-time costs associated with moving into the Company’s new corporate headquarters, and the deleveraging impact of a modest comparable store sales gain. These factors were partially offset by the success of various efficiency initiatives launched last fall, which increased productivity.

Operating income from continuing operations declined to 2.4 percent of revenue for the first quarter of fiscal 2004, compared with 3.1 percent of revenue for the first quarter of fiscal 2003. Net interest expense was $2 million; the change in net interest was due to lower yields on the Company’s cash investments and reduced capitalized interest as a result of completing construction of the new corporate campus in the first quarter of fiscal 2004. The Company’s effective tax rate in the first quarter of fiscal 2004 was 38.3 percent, slightly lower than the effective rate in the first quarter of fiscal 2003, primarily due to a lower effective state income-tax rate.

“We were pleased with our ability to achieve earnings at the top end of our guidance, especially given the slow start to the quarter,” said Darren Jackson, Executive Vice President – Finance and CFO. “At the same time, we are not satisfied with the growth in the SG&A rate and are committed to improving enterprise efficiency going forward, while increasing our market share.”

He added, “We currently expect comparable store sales gains to be in the mid-single digits for the second quarter. We also expect gross margins to remain relatively flat in the second quarter of fiscal 2004. Furthermore, we expect the SG&A rate to improve, although that will be partially offset by expenses associated with the development of our customer centricity initiative. As a result, we are forecasting diluted earnings per share from continuing operations of approximately 27 cents to 32 cents for the second quarter, compared to diluted earnings per share from continuing operations of 24 cents in the second quarter of fiscal 2003.

“We anticipate that increased consumer confidence, market share gains and easier comparable store sales comparisons versus fiscal 2003 will drive higher comparable store sales gains in the second half of fiscal 2004. We also expect to realize more cost savings, but these will be offset in part by investment in our strategic initiatives. Therefore, we are maintaining our guidance for continuing operations in fiscal 2004, including estimated revenue growth of 11 to 13 percent and earnings growth of 14 to 16 percent, which represents a diluted earnings per share range of $2.17 to $2.22 for the fiscal year.”

Domestic and International Revenue Increases

Domestic First-Quarter Performance Summary(1) ($ in millions)	First Quarter Ended
	5/31/03	6/1/02
Revenue	$4,280	$3,899
Comparable store sales % change(2)	2.3%	6.5%
Gross profit rate	25.5%	25.7%
SG&A expense rate	22.6%	22.2%
Operating income	$123	$135
Operating income rate	2.9%	3.5%

(1)  The domestic segment is comprised of U.S. Best Buy and Magnolia Hi-Fi operations.

(2)  Comprised of revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales change excludes Musicland revenue, which is included in discontinued operations.

As reported, revenue from the Company’s domestic segment grew 10 percent during the first quarter to $4.28 billion, due to the opening of new stores and a comparable store sales gain of 2.3 percent.

The gross profit rate in the domestic segment during the fiscal first quarter declined by 0.2 percent of revenue compared to the fiscal first quarter of the prior year, reflecting increased consumer use of rebates and free financing. The higher promotional costs were offset in part by an increase in sales of higher-margin digital products, particularly digital televisions. The SG&A rate for the domestic segment increased by 0.4 percent of revenue, to 22.6 percent, primarily related to increased depreciation costs for investments to support strategic initiatives, costs associated with moving into the Company’s new corporate headquarters and the deleveraging impact of the modest comparable store sales gain. The domestic segment’s operating income rate declined by 0.6 percent of revenue in the quarter, to 2.9 percent of revenue.

International First-Quarter Performance Summary(1) ($ in millions)	First Quarter Ended
	5/31/03	6/1/02
Revenue	$388	$303
Comparable store sales % change(2)	0.0%	9.6%
Gross profit rate	24.5%	25.7%
SG&A expense rate	26.7%	27.6%
Operating loss	$(9)	$(6)
Operating loss rate	(2.2)%	(1.9)%

(1)  The international segment is comprised of Future Shop and Best Buy operations in Canada.

(2)  Comprised of revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition. Comparable store sales for the international segment are calculated in the local currency.

As reported, comparable store sales in the international segment for the first quarter were level with the prior year as strength in sales of digital TVs, digital cameras, and entertainment software was offset by weakness in sales in the home office category. Total revenue in the international segment rose 28 percent to $388 million, as the Company added 17 stores in the past 12 months.

The gross profit rate for the international segment declined by 1.2 percent of revenue in the first quarter primarily due to increased use of customer financing offers, which were at a higher discount rate than last year. Other factors included the competitive response to both new stores and the launch of the Best Buy brand in Canada. The SG&A expense rate declined by 0.9 percent of revenue as a result of decreased use of outside services, coupled with initiatives to improve corporate efficiency. The international segment’s operating loss rate deteriorated by 0.3 percent of revenue, contributing to a first-quarter operating loss of $9 million. This performance was in line with management’s expectations. The international segment generally loses money in the first quarter and derives a high proportion of its annual earnings in the fourth quarter.

Impact of Musicland Sale Included in First Quarter

As previously reported, the Company sold its interest in The Musicland Group, Inc. — a wholly owned, indirect subsidiary — earlier this week. In exchange for the capital stock of Musicland, the buyer acquired substantially all of Musicland’s assets and all of its liabilities, including approximately $500 million in lease obligations, and paid no cash consideration. In the fiscal first quarter the Company recorded an impairment loss (which was primarily non-cash) related to the sale of Musicland of approximately $70 million, net of tax, or approximately 22 cents per diluted share. Final adjustments related to the sale, if any, will be included in second-quarter results. Musicland’s operations earlier had been classified as discontinued operations. The Company’s first-quarter loss from discontinued operations was $94 million, net of tax, including a $24 million after-tax loss from operations, which was in line with management’s expectations.

The Company will conduct a conference call for analysts, institutional investors and news media at 10 a.m. eastern time today. Individuals may access the live call via the Internet on the Company’s Web site at www.BestBuy.com by clicking on the “Investor Relations” link. Following the live event, the call will be posted on the Audio Archive page of Best Buy’s web site and may be accessed at any time. Best Buy’s quarterly financial results and news releases can be found on the Internet at the Company’s Web site, www.BestBuy.com, or accessed via Business Wire’s Web site at www.businesswire.com.

The Company is expected to announce its second-quarter sales on Sept. 4, 2003, and its second-quarter earnings on Sept. 17, 2003.

Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. is North America’s leading specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company’s subsidiaries operate retail stores and/or web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com), and Magnolia Hi-Fi (MagnoliaHiFi.com). The Company’s subsidiaries reach consumers through nearly 700 retail stores in the United States and Canada.

– Consolidated Statements Follow –

BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	May 31, 2003	June 1, 2002
Revenue	$4,668	$4,202
Cost of goods sold	3,483	3,122
Gross profit	1,185	1,080
Gross profit %	25.4%	25.7%
Selling, general & administrative expenses	1,071	951
SG&A %	22.9%	22.6%
Operating income	114	129
Net interest (expense) income	(2)	1
Earnings from continuing operations before income tax expense	112	130
Income tax expense	43	51
Effective tax rate	38.3%	38.7%
Earnings from continuing operations	69	79
Loss from discontinued operations, net of tax of $15 and $14, respectively(1)	(24)	(330)
Impairment loss on disposal of discontinued operations, net of $3 tax	(70)	—
Cumulative effect of change in accounting principles:
Goodwill impairment, net of $24 tax(2)	—	(40)
Vendor allowances, net of $26 tax(3)	—	(42)
Net loss	$(25)	$(333)
Basic earnings (loss) per share:
Continuing operations	$0.22	$0.25
Discontinued operations(1)	(0.08)	(1.03)
Impairment loss on disposal of discontinued operations	(0.22)	—
Cumulative effect of accounting changes	—	(0.26)
Basic loss per share	$(0.08)	$(1.04)
Diluted earnings (loss) per share:
Continuing operations	$0.21	$0.24
Discontinued operations(1)	(0.07)	(1.01)
Impairment loss on disposal of discontinued operations	(0.22)	—
Cumulative effect of accounting changes	—	(0.25)
Diluted loss per share	$(0.08)	$(1.02)
Weighted number of shares (in millions)
Basic	322.0	320.0
Diluted	325.2	326.3

Note: All quarters presented reflect the classification of Musicland’s financial results as discontinued operations and the adoption of EITF Issue No. 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor.

(1) During fiscal 2003, we recorded an after-tax, non-cash impairment charge of $308 for the full write-off of goodwill related to our acquisition of Musicland. In addition, we recorded an after-tax, non-cash charge of $8 for the change in our method of accounting for vendor allowances.

(2) Goodwill impairment charge, net of tax, related to our Magnolia Hi-Fi business, resulting from the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, effective on March 3, 2002.

(3) Cumulative effect of a change in accounting principle resulting from the adoption of EITF Issue No. 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor, effective on March 3, 2002.

– Balance Sheets Follow –

BEST BUY CO., INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

($ in millions)

(Unaudited)

Subject to Reclassification

	May 31, 2003	June 1, 2002
ASSETS
Current assets
Cash & cash equivalents	$1,466	$1,248
Receivables	302	215
Recoverable costs from developed properties	3	81
Merchandise inventories	2,368	2,145
Other current assets	227	121
Current assets of discontinued operations	—	465
Total current assets	4,366	4,275
Net property & equipment	2,161	1,760
Goodwill, net	465	418
Intangible assets	37	—
Other assets	123	86
Noncurrent assets of discontinued operations	—	245
TOTAL ASSETS	$7,152	$6,784

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,357	$2,174
Accrued liabilities	913	784
Current portion of long-term debt	6	7
Current liabilities of discontinued operations	—	407
Total current liabilities	3,276	3,372
Long-term liabilities	284	312
Long-term debt	829	812
Noncurrent liabilities of discontinued operations	—	17
Shareholders’ equity	2,763	2,271
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$7,152	$6,784

Note: This presentation reflects: (a) The classification of Musicland as discontinued operations as well as the effect of the impairment loss; (b) The adoption of SFAS No. 142, Goodwill and Other Intangible Assets; and (c) The adoption of the accounting principle established in EITF Issue No. 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor. Certain other prior-year amounts have been reclassified to conform to the current year’s presentation. Those reclassifications had no impact on net earnings or shareholders’ equity.

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